Exhibit 99.1

                FOR IMMEDIATE RELEASE



Media Contact:                                Investor Contact:
Eric McErlain                                 Kevin Libby
PSINet Media Relations                        PSINet Investor Relations
(703) 726-1327                                (703) 726-1245
mcerlaine@psi.com                             libbyk@psi.com


                        PSINet Announces NASDAQ Delisting


ASHBURN, Va.--April 23, 2001--PSINet Inc. (NASDAQ: PSIX) announced that it has been informed that the staff of NASDAQ has determined that its securities should be delisted from the NASDAQ Stock Market at the opening of business on April 27, 2001. NASDAQ halted trading in PSINet's common stock, at last price of 3/16, and in PSINet's Series C preferred stock, at last price of 1-3/16, on April 3, 2001. That trading halt will remain in effect until the company's securities are delisted on April 27. The Company does not believe it has any reasonable basis for challenging the NASDAQ staff's delisting determination, and is therefore not planning to appeal it.

PSINet previously announced that it is likely that its common stock and preferred stock will have no value. The Company and its advisors continue to analyze and pursue certain financial and strategic alternatives, including the possible sale of all or a portion of the company, while also exploring alternatives to restructure the Company's obligations to its bondholders and other creditors. These efforts are likely to involve reorganization under the federal bankruptcy code. There can be no assurance that one or more of these alternatives can be successfully implemented, and no assurance that the Company will not run out of cash.

Headquartered in Ashburn, VA, PSINet is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas in 27 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, the doubt as to PSINet's ability to continue as a going concern, risks associated with efforts to restructure the obligations of PSINet and PSINet Consulting Solutions, risks associated with proceedings likely to be commenced by or against PSINet or one or more of its subsidiaries under the federal bankruptcy code, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, and other factors that are discussed in the Company's Form 10-K and other documents periodically filed with the SEC.